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                                                                      Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
American HomePatient, Inc.:

We consent to the incorporation by reference in registration statements No. 333-56313 and No. 333-56317 on Form S-8 of American HomePatient, Inc. and subsidiaries of our report dated March 14, 2006, with respect to the consolidated balance sheets of American HomePatient, Inc. and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of operations, shareholders' deficit and comprehensive income, and cash flows for the three-year period ended December 31, 2005 and the related schedule, which report appears in the December 31, 2005 annual report on Form 10-K of American HomePatient, Inc.

/s/ KPMG LLP

Nashville, Tennessee
March 14, 2006